Exhibit 4.14

ASSET PURCHASE AGREEMENT

THIS AGREEMENT (this “Agreement”) made on this [ 15 ] day of December 2022 (the “Effective Date”) is entered into between:

HUANGTONG INTERNATIONAL CO., LTD.

a corporation incorporated under the laws of [ Hong Kong ]

(the “Vendor”)

- and -

MERCURITY FINTECH HOLDING INC.

a corporation incorporated under the laws of the Cayman Islands

(the “Purchaser”)

WHEREAS the Vendor is the owner of certain assets more fully described on Schedule I attached hereto (the “Assets”);

AND WHEREAS the Purchaser wishes to purchase the Assets from the Vendor;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements set out herein, the parties respectively covenant and agree as follows.

1.Definitions.

Where used in this Agreement or in any amendment, the following terms shall have the following meanings respectively:

(a)“Agreement” means this Agreement of Purchase and Sale, including all schedules, and all instruments supplemental to or in amendment or confirmation of this Agreement;

(b)“Assets” means certain cryptocurrency mining servers, cables, and other electronic devices set forth in Schedule I attached hereto;

(c)“Closing” means when the Purchaser has accepted the Assets and the Purchaser has given irrevocable instruction to its Cayman Island registered agent to issue the Ordinary Shares to the Vendor;

(d)“Closing Date” means the date upon which the Purchaser has accepted the Assets and the Purchaser has given irrevocable instruction to its Cayman Island registered agent to issue the Ordinary Shares to the Vendor;

(e)“Ordinary Shares” means the ordinary shares of the Purchaser, par value $0.00001 per share; and

(f)“Purchase Price” means the purchase price to be paid by the Purchaser to the Vendor as described in Section 2 of this Agreement.

(g)“Warrant” means the warrants of the Purchaser, a form of which is attached as Exhibit A.

2.Purchase Price. The Purchaser hereby purchases and acquires all of the Assets as set forth on Schedule I from the Vendor for the Purchase Price. The Purchase Price payable to the Vendor by the Purchaser for the Assets shall be the sum of FIVE MILLION NINE HUNDRED AND EIGHTY THOUSAND DOLLARS ($5,980,000 USD) which will be payable in Ordinary Shares of the Purchaser at the stipulated price per share of $[0.0022] (the Ordinary Shares to be issued may also be referred to as the “Securities”), equal to the average closing price per American Depositary Receipt (“ADR”), each representing 360 Ordinary Shares, during a period of thirty (30) consecutive Trading Days immediately before the Effective Date (included), divided by three hundred sixty (360), with the closing price of the ADR reported by Bloomberg L.P. For the purpose of this Agreement, a “Trading Day” shall mean a day on which trading in the ADRs or Ordinary Shares generally occurs on the Nasdaq or, if neither the Ordinary Shares nor the ADRs are then listed on the Nasdaq , on other principal U.S. national or regional securities exchange on which the ADRs or Ordinary Shares are then listed or, if neither ADRs nor the Ordinary Shares are then listed on a U.S. national or regional securities exchange, on another principal market on which the

ADRs or Ordinary Shares are then traded; provided that if neither the ADRs nor the Ordinary Shares are so listed or traded, “Trading Day” means a Business Day.

3.Closing. Upon satisfactory inspection by the Purchaser as set forth in Section 6 and confirmation of the Closing, the Purchaser shall issue an aggregate of [2,718, 181,818 ] Ordinary Shares (the “Purchase Price Shares”) to the Vendor on the Closing Date, which shall occur on or before December 19, 2022, unless otherwise mutually agreed by the parties.

4.Mining Equipment and Maintenance. Vendor will be responsible for the installation of all Assets to be deployed at a site or sites designated by the Purchaser (the “Designated Site”). Vendor shall be responsible for routine maintenance on the Assets for a period of one (1) year after the Closing Date, including without limitation monthly maintenance check-up on the Assets.

5.Title. All right, title and interest to the Assets shall pass to Purchaser on the Closing Date by operation of law.

6.Risk of Loss. All the risks of loss with respect to the Assets shall remain with Vendor before and during the transit until the Assets are delivered to the control of the Purchaser at the Designated Site and the Purchaser has completed the initial test run of the Assets. The Purchaser shall bear the risks of loss or damages once the Purchaser has accepted the Assets after the initial test run, and beyond inspection.

7.Inspection.

7.1Inspection . The Purchaser shall have the right to inspect the Assets for a period of five (5) business days before deemed to have accepted the Assets.

7.2Return Upon Failed Inspection. The Purchaser shall give notice to the Vendor within (5) five business days since the delivery date of the Assets if upon inspection, the Purchaser does not wish to accept any of the Assets or part of the Assets (the “Returned Assets”). If the Purchaser notifies the Vendor of its intent not to accept any portion of the Returned Assets after inspection, the Vendor shall be responsible for removal of all of the Returned Assets from the Designated Site and the Vendor will be fully responsible for the expense incurred upon the removal of the Returned Assets from the Designated Site. As a result of the return of Returned Assets, the Purchase Price of the Securities shall be appropriately adjusted by subtracting the value of the Returned Assets based on Schedule I, attached hereto .

8.Duty to Insure. Vendor shall adequately insure the Assets against losses or damages by insurable hazards to at least equal to that of the Purchase Price until the Closing Date.

9.Additional Warrants upon Satisfying the Performance Milestones. Subject to meeting one of the respective milestones set forth below, the Purchaser shall issue the Vendor certain amount of warrants, substantially in a form of which is attached as Exhibit A, with an exercise price of $0.60 per ADR or $0.00167 per ordinary share, as following:

a.If the Assets generate a gross revenue of between $1,000,000 and $1,499,999, and result in a net income of between $500,000 and $749,999 during the fiscal year of 2023 for the Purchaser based on the Purchaser’s audited financial statements for the year ending December 31, 2023, the Purchaser shall issue to the Vendor and the Vendor shall be entitled to receive the warrants to purchase 100% of the amount of the Purchase Price Shares;

b.If the Assets create gross revenue of between $1,500,000 and $1,999,999, and a net income of between $750,000 and $999,999 during the fiscal year of 2023 for the Purchaser based on the Purchaser’s audited financial statements for the year ending December 31, 2023, the Purchaser shall issue to the Vendor and the Vendor shall be entitled to receive the warrants to purchase 200% of the amount of the Purchase Price Shares; or

c.If the Assets create gross revenue of $2,000,000 or more and net income of $1,000,000 or more during the fiscal year of 2023 for the Purchaser based on the Purchaser’s audited financial statements for the year ending December 31, 2023, the Purchaser shall issue to the Vendor and the Vendor shall be entitled to receive the warrants to purchase 300% of the amount of the Purchase Price Shares.

The Company shall issue the warrants to the Vendor within five (5) business days after it determines whether the Vendor has met any of the aforementioned milestones.

10.Representations and Warranties of Vendor:

Vendor hereby makes the following representations and warranties, as of the date hereof and Closing Date, to and in favor of Purchaser, and acknowledges that Purchaser is relying upon such representations and warranties in connection with entering into this Agreement:

10.1Incorporation and Corporate Power of Vendor. Vendor is a corporation incorporated, organized, validly subsisting and in good standing under the laws of the jurisdiction of its incorporation. Vendor has all requisite corporate power, authority and capacity to carry on its business as presently conducted and to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its other obligations hereunder and under all such other agreements and instruments contemplated herein. Vendor has the corporate power, authority and capacity to own and dispose of the Assets to Purchaser.

10.2Authorization by Vendor. The execution and delivery of this Agreement and all other agreements and instruments to be executed by it as contemplated herein and the completion of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Vendor and no further corporate action is required to be taken by the directors or shareholders to authorize the completion of the transactions contemplated herein.

10.3Title to Assets. Vendor has good and marketable legal and beneficial title to the Assets, in each case, which will be free and clear of any and all liens and encumbrances. There is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from Vendor of the Assets or any part thereof.

10.4Regulatory Approvals. No regulatory approval or filing with, notice to, or waiver from any governmental authority is required to be obtained or made by Vendor: (a) in connection with the execution and delivery of, and performance by Vendor of its obligations under, this Agreement or the consummation of the transactions contemplated hereby; (b) to transfer any and all rights and benefits thereunder to Purchaser; or (c) to the knowledge of the Vendor, to permit the Purchaser to operate the Assets as contemplated.

10.5Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement by Vendor and the completion of the transactions contemplated by this Agreement do not and will not result in or constitute any of the following:

i.)   a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles, by-laws or equivalent charter documents of Vendor;

ii.)   an event which, pursuant to the terms of any contract or license, would cause any right or interest of Vendor to come to an end or be amended in any way that is detrimental to the Assets or the business of Purchaser;

iii.) the violation of any applicable law.

10.6Intellectual Property. The Assets do not violate or infringe the intellectual property of any third party and Purchaser will have all rights to intellectual property (without the need to make any payments in connection therewith) required to operate the Assets in the manner currently contemplated.

10.7Warranty Matters. There have not been any warranty claims made against Vendor in respect of its business or sales of any of the Assets or for which Vendor was responsible, in the past twenty-four (24) months prior to the date hereof.

10.8Vendor Status. Vendor is not a “U.S. person” as defined in Rule 902 of Regulation S. Such Vendor has not been subject to any “directed selling efforts” within the meaning of Rule 903 of Regulation S under the Securities Act in connection with its execution of this Agreement. At the time such Vendor was offered the Securities, it was, as of the Effective Date it is, and as of the Closing Date it will be, either: (i) an “accredited investor” as defined in Rule 501 under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

10.9Experience of the Vendor. Vendor has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. The Vendor is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

10.10Access to Information. The Vendor acknowledges that it has had the opportunity to review the Purchaser’s SEC Documents and has been afforded, (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Purchaser concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Purchaser and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Purchaser possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

10.11Own Account. The Vendor is acquiring the Securities as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities (this representation and warranty not limiting the Vendor’s right to sell the Securities or otherwise in compliance with applicable federal and state securities laws).

11.Representations and Warranties of Purchaser.

Purchaser hereby makes the following representations and warranties, as of the date hereof, to and in favor of Vendor, and acknowledges that Vendor is relying upon such representations and warranties in connection with entering into this Agreement:

11.1Incorporation and Corporate Power. Purchaser is a corporation incorporated, organized, and subsisting under the laws of the jurisdiction of its incorporation of the Cayman Islands. Purchaser has the corporate power, authority and capacity to execute and deliver this Agreement and Purchaser as the Securities to satisfy the payment of the Purchase Price of the Securities and has the authority to execute and deliver all other agreements and instruments to be executed by it as contemplated herein and to perform its obligations under this Agreement and under all such other agreements and instruments.

11.2Authorization by Purchaser. The execution and delivery of this Agreement and all other agreements and instruments to be executed by it as contemplated herein and the completion of the transactions contemplated by this Agreement and all such other agreements and instruments have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been, assuming due authorization, execution and delivery by the relevant Purchaser(s), constitutes (or, when executed and delivered in accordance herewith will constitute) a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar law affecting creditors’ rights and remedies generally (the “Bankruptcy and Equity Exception”).

11.3Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

11.4Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement by Purchaser and the completion of the transactions contemplated by this Agreement do not and will not result in or constitute any of the following:

i)   a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the memorandum and articles of association of Purchaser, as amended from time to time; or

ii)   the violation of any applicable law.

11.5Issuance of Shares. The Securities to be issued at the Closing Date shall have been duly authorized by all necessary corporate action and when paid for and issued in accordance with the terms hereof, shall be validly issued, fully paid and non-assessable.

11.6SEC Reports; Financial Statements. The Purchaser has filed all reports, schedules, forms, statements and other documents required to be filed by the Purchaser under the Securities Act of 1933 and the Securities Exchange Act of 1934, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Purchaser was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

12.General

12.1Confidentiality. The parties shall hold in strictest confidence any material information, which is related to either Purchaser or Vendor’s business or is designated by either Purchaser or Vendor as proprietary and confidential, herein or otherwise. Vendor further covenants not to disclose or otherwise make known to any Party nor to issue or release for publication any articles or advertising or publicity matter relating to this Agreement in which the name of Purchaser or any of its affiliates is mentioned or used, directly or indirectly, unless prior written consent is granted by the other party; provided, however, that the Purchaser shall be entitled to make any disclosures required as a public company under any applicable law, regulation or stock exchange rule without any consent of Vendor, including the filing of this Agreement as an exhibit thereto.

12.2Force Majeure. Any delay or failure of Vendor to perform its obligations under this Agreement will be excused to the extent that the delay or failure was caused directly by an event beyond the Vendor’s control, without the Vendor’s fault or negligence and that by its nature could not have been foreseen by the Vendor or, if it could have been foreseen, was unavoidable (which events may include natural disasters, embargoes, explosions, riots, wars, acts of terrorism, strikes, labour stoppages or slowdowns or other industrial disturbances, and shortage of adequate power or transportation facilities).

12.3Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given.

If to the Purchaser:

Mercurity Fintech Holding Inc.

Address:	Room 1215, FIYTA Technology Building, Gaoxin South, Road One, Nanshan District, Shenzhen,
518000, Guangdong Province, People’s Republic of China
Email:	qbit@mercurityfintech.com
Attention:	Shi Qiu

With a copy to the Purchaser’s Counsel at (which shall not constitute notice):

Address:	1185 Avenue of the Americas, 31st Floor, New York, New York 10036
Email:	hlou@SRF.LAW
Attention:	Huan Lou, Esq.

If to the Vendor:

Huangtong International Co., Ltd.

Address:
Email:
Attention:

Any Party may change its address for purposes of this Section 11.3 by giving the other Parties hereto written notice of the new address in the manner set forth above. For the avoidance of doubt, only notice delivered to the address and person of the Parties to this Agreement shall constitute effective notice to such Party for the purposes of this Agreement.

12.4Waiver. Any waiver by either Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall neither be considered a waiver nor deprive that Party of any right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and signed by the Party to be charged therewith .

12.5Modifications. No revision or modification of this Agreement shall be effective unless in writing and executed by authorized representatives of both parties.

12.6Assignment. Neither party shall assign, transfer, delegate or subcontract any of its rights or obligations under this Agreement without the prior written consent of the other party. Any purported assignment or delegation in violation of this Section shall be null and void. No assignment or delegation shall relieve the other party of any of its obligations hereunder.

12.7Severability. If any portion of this Agreement is held invalid, such invalidity shall not affect the validity of the remaining portions of the Agreement, and the parties will substitute for any such invalid portion hereof a provision which best approximates the effect and intent of the invalid provision.

12.8Construction and Jurisdiction. This Agreement, the legal relations between the parties and any action, whether contractual or non-contractual, instituted by any party with respect to any matter arising between the parties, including but not limited to matters arising under or in connection with this Agreement, such as the negotiation, execution, interpretation, coverage, scope, performance, breach, termination, validity, or enforceability of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the Federal Courts of the United States of America located within the Southern District of New York with respect to any matter arising between the parties, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by applicable law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding arising between the parties, including but not limited to matters arising under or in connection with this Agreement, venue shall lie solely in any New York County or any Federal Court of the United States of America sitting in the Southern District of New York. The prevailing party in any dispute arising out of this Agreement shall be entitled to his or its reasonable attorney’s fees and costs.

12.9Headings. The paragraph titles of this Agreement are for conveniences only and shall not define or limit any of the provisions hereof.

12.10Entire Agreement . This Agreement and all schedules attached hereto, is intended as the complete and exclusive statement of the agreement between Purchaser and Vendor with respect to the subject matter hereof, and supersede all prior agreements and negotiations related thereto.

12.11Binding Provisions. The provisions hereof shall be binding upon and shall inure to the benefit of Purchaser and Vendor, their respective successors, and permitted assigns.

12.12Counterparts. Provided that all parties hereto execute a copy of this Agreement, this Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Executed copies of this Agreement may be delivered by facsimile transmission or other comparable means. This Agreement shall be deemed fully executed and entered into on the date of execution by the last signatory required hereby.

[SIGNATURES PAGES BELOW]

[Signature page to the Asset Purchase Agreement]

Exhibit A

Warrant No.: [   ]

Date of Issuance: [ ] (the “Issuance Date”)

WARRANT TO PURCHASE

ORDINARY SHARES

OF

MERCURITY FINTECH HOLDING INC.

This Warrant (the “Warrant”) certifies that, for value received, [ ] and/or such entity that such person may designate in accordance with the Asset Purchase Agreement (as defined below) shall collectively be referred to as the “Holder”) is entitled to purchase [ ] ordinary shares, with par value US$0.00001 per share (the “Ordinary Shares”) of Mercurity Fintech Holding Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), on the terms set forth herein.

This Warrant is issued pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) dated as of December [  ], 2022 and entered into among the Company, the Holder and certain other parties thereto. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Purchase Agreement.

1.        Purchase of Shares. Subject to the terms and conditions hereinafter set forth, the Company hereby grants the Holder the right to purchase from the Company up to [ ] Ordinary Shares (the “Warrant Shares”), equal to [ ]% of the amount of the Ordinary Shares that the Holder has purchased pursuant to the Purchase Agreement, at the Exercise Price (as defined below), subject to adjustments and conditions as provided herein.

2.        Exercise.

(a)        Exercise Price. Unless otherwise mutually agreed by the Holder and the Company, and subject to adjustments and conditions as provided herein, the per share purchase price for the Warrant Shares shall be US$0.00167 per Ordinary Share (the “Exercise Price”).

Notwithstanding any adjustment made in accordance with this Warrant or anything to the contrary in this Warrant, the aggregate Exercise Price shall in no event be less than the aggregate par value of the Warrant Shares at the time of exercise (the “Minimum Consideration”).

(b)        Exercise Period. Unless otherwise agreed by the Holder and the Company, this Warrant is exercisable, in whole but not in part, by the Holder for a period of three years (the “Exercise Period”) commencing on the Issuance Date, provided that the closing per share price of the Ordinary Share is sixty cents ($0.60) or more for a period of at least twenty (20) consecutive Trading Days after not including the Issuance Date, with the closing price of the Ordinary Share reported by Bloomberg L.P. For the purpose of this Warrant, “Trading Day” shall mean a day on which trading in the Ordinary Shares generally occurs on the Nasdaq or, if the Ordinary Shares are not then listed on the Nasdaq, on other principal U.S. national or regional securities exchange on which the

Ordinary Shares are then listed or, if the Ordinary Shares are not then listed on a U.S. national or regional securities exchange, on other principal market on which the Ordinary Shares are then traded; provided that if the Ordinary Shares are not so listed or traded, “Trading Day” means a Business Day.

(c)        Form of Payment. Subject to Section 2(a), the aggregate Exercise Price for the Warrant Shares may be settled no later than the close of business on the fifth (5th) Business Day following the receipt of the Notice of Exercise (as defined below) by the Company from the Holder, by wire transfer of immediately available funds in U.S. dollars to such bank account designated in writing by the Company.

(d)        Issuance of Certificates; Acknowledgement. The exercise of this Warrant shall be effected by the delivery of this Warrant, together with a duly executed copy of the Notice of Exercise in the form attached hereto as Exhibit A, to the Company (the “Notice of Exercise”) and the payment of the Exercise price in accordance with Section 2(c). The Company agrees that the Warrant Shares purchased under this Warrant shall be and are deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date the aggregate Exercise Price for the Warrant Shares is paid to the Company. The Company shall deliver to the Holder within five (5) Business Days after its receipt of the executed Notice of Exercise: (i) a duly executed share certificate representing the Warrant Shares, and (ii) a certified true copy of the updated register of members of the Company reflecting the Holder’s ownership of the Warrant Shares, provided, however, that the aggregate Exercise Price shall be paid in accordance with Section 2(c).

3.        Reservation of Shares. The Company covenants and agrees that all Warrant Shares which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance and after payment of the aggregate Exercise Price in accordance with Section 2(c), be duly authorized, validly issued, fully paid and non-assessable and free from all preemptive rights of any shareholder and free of all taxes, liens and charges with respect to the issue thereof, except as provided under Applicable Laws, this

Warrant and the memorandum and articles of association of the Company then in effect. The Company further covenants and agrees that the Company will, at all times during the Exercise Period, have authorized and reserved a sufficient number of Ordinary Shares to provide for the exercise of the rights represented by this Warrant.

4.        Adjustment of Exercise Price and Warrant. The Exercise Price and/or Warrant shall be subject to adjustment from time to time as follows:

(a)

Share Splits, Share Subdivisions, Dividends or Combinations. In the event the Company shall at any time, or from time to time, effect a split or subdivision of the outstanding Ordinary Shares, the Exercise Price of this Warrant shall be proportionally decreased and the number of Ordinary Shares issuable upon exercise of this Warrant (or any shares or other securities at the time issuable upon exercise of this Warrant) shall be proportionally increased to reflect any such share split or subdivision of the Ordinary Shares. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Exercise Price of this Warrant shall be proportionally increased and the number of Ordinary Shares issuable upon exercise of this Warrant (or any shares or other securities at the time issuable upon exercise of this Warrant) shall be proportionally decreased to reflect any such combination of the Ordinary Shares. Any adjustment under this paragraph shall become effective at the close of business on the date the share split, subdivision or combination becomes effective.

(b)

Dividends or Distributions of Shares or Other Securities or Property. In the event the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution with respect to the Ordinary Shares (or any shares or other securities at the time issuable upon exercise of this Warrant) payable in (i) shares or other securities of the Company; or (ii) assets (excluding cash dividends paid or payable solely out of retained earnings), then, in each such case, the Holder on exercise hereof at any time after the consummation, effective date or record date of such dividend or other distribution, shall not be entitled to receive, in addition to the Ordinary Shares (or such other shares or securities) issuable on such exercise prior to such date, the additional shares or other securities of the Company or such other assets during such period giving effect to all adjustments called for by this Section 4(b).

(c)

Reclassification. If the Company, by reclassification of shares or otherwise, shall change any of the shares as to which purchase rights under this Warrant exist into the same or a different number of shares of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of shares as would have been issuable as the result of such change with respect to the shares that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price therefor shall be equitably adjusted, all subject to further adjustment as provided in this Section 4.

(d)

Capital Reorganization, Merger or Consolidation. In case of any reorganization of the share capital of the Company (other than a combination, reclassification or subdivision of shares otherwise provided for herein), or any merger or consolidation of the Company with or into another corporation, or the sale or transfer of all or substantially all the assets of the Company then, and in each such case, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the Holder shall thereafter be entitled to receive, upon exercise of this Warrant, during the period specified herein and upon payment in accordance with Section 2(c), the number of shares or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Warrant had been exercised immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 4. The foregoing provisions of this Section 4(d) shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers of the shares or securities of any other corporation that are at the time receivable upon the exercise of this Warrant. In all events, appropriate adjustment (as determined in good faith by the Company’s board of directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

(e)

Notice of Adjustment. The Company shall promptly give the Holder of this Warrant written notice of each adjustment or readjustment of the Exercise Price or the number of Warrant Shares or other securities issuable upon exercise of this Warrant. The notice shall describe the adjustment or readjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.

5.        Transfers of Warrant. This Warrant and all rights and obligations hereunder may not be transferred or assigned in whole or in part by the Holder (subject to compliance with the Securities Act, other applicable securities laws and constitutional documents of the Company) without the prior written consent of the Company.

6.        Loss or Mutilation. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the event of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the event of any such mutilation upon surrender and cancellation of such Warrant, the Company will execute and deliver a new Warrant of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

7.        Amendment and Waiver. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder.

8.        Successors and Assigns. This Warrant shall be binding upon and inure to the benefit of the Company, the Holder and their respective successors and permitted assigns.

9.        Notices. Any notice required or permitted pursuant to this Warrant shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below (or at such other address as such party may designate by fifteen (15) days’ advance written notice to the Company or Holder, as applicable, given in accordance with this Section 9). Where such notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre- paying and sending by next-day or second-day service through an internationally- recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of sixty (60) hours after the letter containing the same is sent as aforesaid. Where a notice is sent by facsimile, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as provided above.

If notice to the Company:

Mercurity Fintech Holding Inc.
Address:	Room 1215, FIYTA Technology Building, Gaoxin
South, Road One, Nanshan District, Shenzhen, 518000,
Guangdong Province, People’s Republic of China
Email:	qbit@mercurityfintech.com
Attention:	Shi Qiu

With a copy to the Company’s Counsel at (which shall not constitute notice):
Address:	1185 Avenue of the Americas, 31st Floor, New York, New York
10036
Email:	hlou@SRF.LAW
Attention:	Huan Lou

If notice to the Holder: see the Purchase Agreement

10.        Headings. The section and subsection headings of this Warrant are inserted for convenience only and shall not constitute a part of this Warrant in construing or interpreting any provision hereof.

11.        Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule thereof.

12.        Venue. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant and any other Transaction Agreements (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state or federal courts sitting in the Borough of Manhattan, New York, New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the Borough of Manhattan, New York, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Agreements), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

13.        Interpretation. For all purposes of this Warrant, except as otherwise expressly provided, (i) the term “or” is not exclusive; (ii) the terms defined herein and any capitalized terms used herein without definition shall include the plural as well as the singular, (ii) unless otherwise provided for, all references in this Warrant to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Warrant, (iii) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Warrant as a whole and not to any particular Section or other subdivision, and (vi) “include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the expression “without limitation”.

14.        No Presumption. The parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Warrant against the party that drafted it has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Warrant, no presumption or burden of proof or persuasion will be implied because this Warrant was prepared by or at the request of any party or its counsel.

15.        Counterparts. This Warrant may be executed in two or more counterparts and may be delivered by electronic PDF or facsimile transmission, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

16.        Severability. If one or more provisions of this Warrant are held to be unenforceable under any applicable law, such provision shall be excluded from this Warrant and the balance of this Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

17.        Entire Agreement. This Agreement together with the other instruments and agreements referenced herein constitutes the entire agreement between the Parties with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the Company caused this Warrant to be executed by a director thereunto duly authorized.

COMPANY:

Mercurity Fintech Holding Inc.

By:
Name: Shi Qiu
Title: Chief Executive Officer

[Signature Page to Warrant]